As filed with the Securities and Exchange Commission on October 16, 2001
                                                  Registration No. 333-_________

================================================================================
                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Chinawe.com Inc.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        California                                        95-462728
--------------------------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

c/o Hartman & Craven LLP, 460 Park Avenue, New York, NY               10022
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                            (Zip Code)

                   Chinawe.com Inc. 2001 Restricted Stock Plan
                   -------------------------------------------
                            (Full Title of the Plan)

                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                                 460 Park Avenue
                            New York, New York 10022
                            ------------------------
                     (Name and address of agent for service)

                                 (212) 753-7500
                       ----------------------------------
          (Telephone number, including area code, of agent for service)

                         -------------------------------
                                    Copy to:
                               Joel I. Frank, Esq.
                              Hartman & Craven LLP
                                 460 Park Avenue
                            New York, New York 10022

                                          CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                        Proposed          Proposed
                                                                        maximum           maximum
                     Title of                         Amount to be   offering price      aggregate        Amount of
            securities to be registered                registered     per share(1)   offering price(1) registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share...........  5,000,000 shares      $.13            $650,000         $162.50
=========================================================================================================================

(1) Based on a per share exercise price of $.13, which price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the bid and asked price for Chinawe.com Inc.'s Common Stock on October 15, 2001, as reported by the National Association of Securities Dealers' Automated Quotation System.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

      The following documents filed with the Securities and Exchange Commission (the "Commission") by Chinawe.com Inc. [formerly "Neo Modern Entertainment Corp."] (the "Registrant") are hereby incorporated by reference in this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, filed with the Commission on September 29, 2000;

      (b) The Registrant's Form 10-QSB for the quarter ended September 30, 2000, filed with the Commission on November 14, 2000; for the quarter ended December 31, 2000, filed with the Commission on February 14, 2001; for the quarter ended March 31, 2001, filed with the Commission on May 21, 2001 and for the quarter ended June 30, 2001, filed with the Commission on August 14, 2001 and amended on August 21, 2001;

      (c) The Registrant's Form 8-K Current Report filed with the Commission March 30, 2001 and Form 8-K/A Current Report filed with the Commission on May 29, 2001; and

      (d) The description of the Registrant's common stock, $0.001 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 10-SB (file number 000-29169) filed with the Commission on January 26, 2000 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all the securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4. Description of Securities.

      Not Applicable.

Item 5. Interest of Named Experts and Counsel.

      Not Applicable.


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

Item 6. Indemnification of Directors and Officers.

      Section 317 of the Corporations Code of the State of California permits a California corporation to indemnify any director, officer, employee, or agent of the corporation for expenses, monetary damages, fines, and settlement amounts to the extent, as determined by a majority vote of a disinterested quorum of directors, independent legal counsel, disinterested shareholders, or the court in which the proceeding is pending, that the individual acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. California law does not permit indemnification if the person is held liable to the corporation, including in a derivative action, except to the extent that an appropriate court concludes that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper. The Registrant's California's Bylaws provide that "[t]he liability of the Directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." Further, the Bylaws provide that "[t]he corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and shareholders, through By-Law provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code".

      Irrespective of the contents of the Registrant's California's charter documents, California law requires indemnification of reasonable defense expenses incurred by a director, officer, employee or agent, in any such proceeding, to the extent the director, officer, employee or agent was successful in the defense of the proceeding.

      Expenses incurred by an officer, director, employee or agent in defending an action may be advanced before the conclusion of a proceeding, under California law, if the individual undertakes to repay such amounts if it ultimately is determined that he or she is not entitled to indemnification. In addition, California law authorizes a corporation to purchase insurance for the benefit of its officers, directors, employees, and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy but subject to limits imposed by insurance law.

      At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7. Exemption From Registration Claimed.

      Not Applicable.

Item 8. Exhibits

EXHIBIT                          DESCRIPTION
NUMBER                           -----------
------

4     Chinawe.com Inc. 2001 Restricted Stock Plan.

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered.

23.1  Consent of Hartman & Craven LLP (included in their opinion filed as
      Exhibit 5).

23.2 Consent of H.M. Richard & Associates, independent certified public accountants.

23.3 Consent of Horwath Gelfond Hochstadt Pangburn, P.C., independent certified public accountants.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2001.

                              CHINAWE.COM INC.

                              By: /s/ Man Keung Wai
                              -------------------------
                                      Man Keung Wai
                                      President and Chairman of
                                      the Board of Directors

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

      Signature                   Title                               Date
      ---------                   -----                               ----

/s/Man Keung Wai          Chairman of the Board, President     October 16, 2001
----------------------    and Director (Principal Executive
Man Keung Wai             Officer and Principal
                          Financial Officer)

/s/Man Ying Ken Wai       Vice President and Director          October 16, 2001
---------------------
Man Ying Ken Wai

/s/Vivian Wai Wa Chu      Secretary and Director               October 16, 2001
----------------------    (Principal Accounting Officer)
Vivian Wai Wa Chu

                                  EXHIBIT INDEX

Exhibit No.                         DESCRIPTION
-----------                         -----------

4     Chinawe.com Inc. 2001 Restricted Stock Plan

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered

23.1  Consent of Hartman & Craven LLP (included in their opinion filed as
      Exhibit 5)

23.2 Consent of H.M. Richard & Associates, independent certified public accountants.

23.3 Consent of Horwath Gelfond Hochstadt Pangburn, P.C., independent certified public accountants.


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